Exhibit 99.1

Sunshine Heart Announces the Appointment of John Erb as its Chief Executive Officer

EDEN PRAIRIE, MN, Mar. 2, 2016 (GLOBE NEWSWIRE) — Sunshine Heart, Inc. (Nasdaq:SSH) announced today the appointment of John Erb as its fulltime Chief Executive Officer (CEO) and President, effective immediately. Mr. Erb assumes the role of CEO following three months as interim-CEO and President and will remain Chairman of the Board of Directors.

Mr. Erb brings more than 40 years’ experience in medical devices, executive leadership, and financial management to Sunshine Heart. His extensive knowledge and background in the Heart Failure market and a successful track-record of guiding early stage medical device companies to develop and execute successful strategies, will benefit Sunshine Heart in pursuing the most effective and efficient business strategy going forward.

Mr. Erb has served as a director of Sunshine Heart since September 2012 and was appointed Chairman of the Board in October 2012. He is co-founder of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease. From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc., a medical device company focused on the treatment of congestive heart failure. CHF Solutions, Inc. was acquired by Gambro. From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents. IntraTherapeutics, Inc. was acquired by Sulzer Medica. Prior to that, Mr. Erb was Vice President of Operations for Schneider Worldwide, a division of Pfizer, Inc. Mr. Erb also spent 10 years with Johnson & Johnson’s Iolab Division and started his career with American Hospital Supply Corporation. Mr. Erb has also served on several public company boards, including CryoCath Technologies, which was purchased by Medtronic, and SenoRx, which was purchased by C.R. Bard.

“I am excited at the opportunity to lead Sunshine Heart, especially at this critical time for the company,” Mr. Erb said. During my brief time as interim CEO, I have rolled up my sleeves and built a broader and deeper understanding of the state of affairs here at Sunshine Heart. I am impressed by the management team and employees at Sunshine. They are talented, passionate, and driven by the opportunity to help heart failure patients. I am also convinced that counter pulsation therapy holds real promise for benefitting heart failure patients and represents a very large market opportunity. While we have near-term challenges in front of us, I am confident that Sunshine Heart has the technology and the know-how to execute a strategy that benefits heart failure patients and creates shareholder value.”

Commenting on the appointment, Paul Buckman, the Company’s Lead Independent Director said, “the Board of Directors is pleased that someone as qualified as John will be leading the company. John has the leadership skills and proven track-record that make him an excellent fit for Sunshine Heart’s growth and strategic plans.”

About Sunshine® Heart

Sunshine Heart, Inc. (Nasdaq:SSH) is an early-stage medical device company focused on developing, manufacturing and commercializing the C-Pulse System for treatment of Class III and ambulatory Class IV heart failure. Sunshine Heart has completed an approved U.S. Food and Drug Administration (FDA) feasibility clinical study of the C-Pulse System and presented the results in November 2011. In March 2012, the FDA notified the Company that it could move forward with an investigational device exemption (IDE) application. Sunshine Heart received unconditional approval from the FDA in November 2012 to initiate its pivotal study. In July 2012, Sunshine Heart received CE Mark approval for its C-Pulse System in Europe. Sunshine Heart is a Delaware corporation headquartered in Minneapolis with wholly owned subsidiaries in Australia and Ireland. The Company has been listed on the NASDAQ Capital Market since February 2012.

Forward-Looking Statements

Certain statements in this release are forward-looking statements that are based on management’s beliefs, assumptions, expectations, and information currently available to management.  All statements that address future operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements, including without limitation, clinical and pre-clinical study designs and activities, research and development activities, ultimate clinical outcomes and benefits of our products to patients, design and development of future studies, site activations,  patient enrollment in studies, timing of regulatory filings and approvals, regulatory acceptance of our filings, our expectations with respect to product development and commercialization efforts, market and physician acceptance of our products, intellectual property protection, and potentially competitive product offerings. The risk factors described in our filings with the SEC could cause actual events to adversely differ from the expectations indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on forward-looking statements because they speak only as of the date when made. Sunshine Heart does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Sunshine Heart may not actually achieve the plans, projections or expectations disclosed in forward-looking statements, and actual results, developments or events could differ materially from those disclosed in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including without limitation, the possibility that regulatory authorities do not accept our applications or approve the marketing of the C-Pulse System, the possibility we may be unable to raise the funds necessary for the development and commercialization of the C-Pulse System, and other risks and uncertainties described in our filings with the SEC.  We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Claudia Drayton	Investor Relations
Chief Financial Officer	ir@sunshineheart.com
Sunshine Heart, Inc.
T: +1-952-345-4205